1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Reports
First-Quarter 2007 Results and Updates
Gulf of Mexico Exploration and Development &
Main Pass Energy HubTM Activities

HIGHLIGHTS
▪	Continued active Deep Miocene exploration program with positive drilling results during the first-quarter of 2007 at Laphroaig onshore Louisiana and Hurricane Deep, South Marsh Island Block 217.
▪	Four exploration wells and one development well in-progress:
o	Cas, South Timbalier Block 70
o	Cottonwood Point, Vermilion Block 31
o	Flatrock, South Marsh Island Block 212
o	Mound Point South, Louisiana State Lease 340
o	Point Chevreuil #2 (development), Louisiana State Lease 18350
▪	McMoRan has reported 15 discoveries on 29 prospects drilled and evaluated since 2004, including two discoveries in 2007. Six additional prospects are either in progress or not fully evaluated.
▪	First-quarter 2007 production averaged 70 MMcfe/d net to McMoRan, compared with first-quarter 2006 average production of 46 MMcfe/d.
▪	Second-quarter 2007 production is expected to average 60-70 MMcfe/d net to McMoRan. The Laphroaig and Hurricane Deep discoveries are expected to commence production in the third quarter of 2007.
▪	Continuing activities for commercial arrangements for the Main Pass Energy Hub™ following receipt of approval on its license application in January 2007.
▪	Completed arrangements for a new $100 million Senior Term Loan.

NEW ORLEANS, LA, April 17, 2007 - McMoRan Exploration Co. (NYSE: MMR) today reported a net loss of $14.9 million, $0.53 per share, for the first quarter of 2007 compared with a net loss of $13.5 million, $0.50 per share, for the first quarter of 2006. McMoRan's net loss from its continuing operations for the first quarter of 2007 totaled $16.8 million, including $9.8 million of exploration expense and $2.7 million of start-up costs associated with MPEH™. First-quarter 2007 results also include a charge to expense of $3.2 million to adjust reclamation accruals on two fields. During the first quarter of 2006, McMoRan’s net loss from continuing operations totaled $11.4 million, including $20.6 million of exploration expense ($12.3 million of nonproductive drilling and related costs) and $1.8 million of MPEH™ start-up costs.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “We continue to be encouraged by the results of our drilling program and the opportunities to build values through drilling high impact wells in our focused exploration areas. We are also aggressively pursuing the values available through establishing a major new offshore LNG terminal and onsite natural gas storage facility at our proposed Main Pass Energy Hub™.”

SUMMARY FINANCIAL TABLE*

	First Quarter
	2007	2006
	(In Thousands, Except Per
	Share Amounts)
Revenues	$51,697	$39,746
Operating loss	(11,923)	(6,378)
Net loss from continuing operations	(16,829)	(11,405)
Net income (loss) from discontinued operations	2,331	(1,677)
Net loss applicable to common stock	(14,903)	(13,485)
Basic and diluted net loss per share:
Continuing operations	$(0.61)	$(0.44)
Discontinued operations	0.08	(0.06)
Applicable to common stock	(0.53)	(0.50)
Diluted average common shares outstanding	28,358	26,832

 *         If any in-progress well or unproved property is determined to be non-productive prior to the filing of McMoRan’s first-quarter 2007 Form 10-Q, the related costs incurred through March 31, 2007 would be charged to exploration expense in the first quarter 2007 financial statements. McMoRan’s investment in its six in-progress wells or unproved properties totaled $56.9 million as of March 31, 2007. Additionally, McMoRan is currently monitoring its investment of $13.6 million as of March 31, 2007, in the Cane Ridge field, which is undergoing workover operations expected to be completed in the near-term.

EXPLORATION ACTIVITIES
Since 2004, McMoRan has participated in 15 discoveries on 29 prospects drilled and evaluated. Six additional prospects are either in progress or not fully evaluated. McMoRan currently has rights to approximately 360,000 gross acres and plans to participate in drilling a total of 8-10 exploratory wells in 2007, including the four wells in-progress.

In March 2007, McMoRan conducted a successful production test at the Laphroaig discovery, located onshore in St. Mary Parish, LA. The production test indicated a gross flow rate of approximately 41 million cubic feet of natural gas per day (MMcf/d), 16 MMcf/d net to McMoRan, on a 31/64th choke with flowing tubing pressure of 13,177 pounds per square inch. Infrastructure near this onshore location will allow production to be established quickly with first production currently expected in the third quarter of 2007.

As previously reported, the Laphroaig discovery was deepened to a true vertical depth of 19,060 feet in February 2007. Wireline logs indicated that the well encountered 56 net feet of hydrocarbon sand over a 75 foot gross interval. McMoRan has rights to approximately 2,100 gross acres in this area and has a 50.0 percent working interest and a 38.5 percent net revenue interest. As previously reported, the Hurricane Deep well at South Marsh Island Block 217 commenced drilling on October 26, 2006 and was drilled to a true vertical depth of 20,712 feet in March 2007. Logs indicated that the upper Gyro sand totaled 900 gross feet. Based on wireline logs, the top section of the Gyro sand has a potential 40 feet of net hydrocarbons in a 53-foot gross interval. This exceptional sand thickness suggests that prospects in the Mound Point/JB Mountain/Hurricane/ Blueberry Hill area could have substantial potential Gyro reservoirs.

The Hurricane Deep well was temporarily abandoned in March 2007 pending receipt of special tubulars, which are expected to be received in mid-2007. First production from the Gyro sand is expected in the third quarter of 2007. McMoRan also has two zones behind pipe in the shallower Rob-L and Operc sections of the well. The Hurricane Deep prospect is located in 12 feet of water on

OCS 310, one mile northeast of the Hurricane discovery well, which is currently producing. McMoRan controls 7,700 gross acres in this area. McMoRan has a 25.0 percent working interest and a 17.7 percent net revenue interest. Hurricane Deep is McMoRan’s seventh successful well in the OCS 310/State Lease 340 area.

DRILLING SCHEDULE
	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Depth	Spud Date
In-Progress
South Timbalier Block 70 “Cas”	15.0%	12.4%	13,400'	25,000'	January 30, 2007
Vermilion Block 31 “Cottonwood Point”	15.0%	11.3%	8,900'	21,000'	March 1, 2007
South Marsh Island Block 212 “Flatrock”	25.0%	18.8%	1,700'	16,500'	March 27, 2007
Louisiana State Lease 340 “Mound Point South”	18.3%	14.5%	900'	20,000'	April 12, 2007
Louisiana State Lease 18350 “Point Chevreuil #2 Development”	25.0%	17.5%	4,500'	14,500'	April 12, 2007
Near-Term Well
Matagorda Island Block 557 “Deep Cavallo”	40.0%	29.8%	n/a	14,000'	Mid-2007

The Cas exploratory well at South Timbalier Block 70 commenced drilling on January 30, 2007, and is currently drilling below 13,400 feet with a planned true vertical depth of 25,000 feet. The Cas prospect is located in approximately 65 feet of water. McMoRan has rights to 5,000 gross acres in this area. McMoRan has a 15.0 percent working interest and a 12.4 percent net revenue interest. McMoRan’s investment in Cas totaled $3.3 million at March 31, 2007.

The Cottonwood Point exploratory prospect at Vermilion Block 31 commenced on March 1, 2007, and is currently drilling below 8,900 feet with a proposed total depth of 21,000 feet. McMoRan has a 15.0 percent working interest and an 11.3 percent net revenue interest in the Cottonwood Point well. McMoRan’s investment in Cottonwood Point totaled $2.7 million at March 31, 2007.

The Flatrock exploratory prospect at South Marsh Island Block 212 commenced on March 27, 2007, and is currently drilling below 1,700 feet with a proposed total depth of 16,500 feet. McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in the Flatrock well.

The Mound Point South exploratory prospect at Louisiana State Lease 340 commenced on April 12, 2007, and is currently drilling below 900 feet with a proposed total depth of 20,000 feet. McMoRan has an 18.3 percent working interest and a 14.5 percent net revenue interest in the Mound Point South well.

As previously reported, the Blueberry Hill well at Louisiana State Lease 340 encountered four potentially productive hydrocarbon bearing sands below 22,200 feet in February 2005. Testing of this well commenced in the fourth quarter of 2006 following the receipt of special tubulars and casing for the high pressure well. The well has been perforated but production has not been established because of blockage above the perforated intervals. Additional operations to clear the blockage and complete testing of the well will be undertaken. Information obtained from the testing of the Blueberry Hill well and the results of the Hurricane Deep well will be incorporated in future plans for the JB Mountain Deep well at South Marsh Island Block 224, as all three areas demonstrate similar geologic settings and are targeting deep Miocene sands equivalent in age.

McMoRan has a 49.0 percent working interest and a 33.9 percent net revenue interest in the Blueberry Hill completion and a 35.0 percent working interest and a 24.8 percent net revenue interest in JB Mountain Deep. McMoRan’s investment in Blueberry Hill and JB Mountain Deep totaled $21.3 million and $29.5 million, respectively, at March 31, 2007.

PRODUCTION AND DEVELOPMENT ACTIVITIES
First-quarter 2007 production averaged 70 MMcfe/d net to McMoRan, including oil production of approximately 1,750 bbls/d (10.5 MMcfe/d) from Main Pass Block 299, compared with 46 MMcfe/d, including oil production of approximately 2,400 bbls/d (14.3 MMcfe/d) from Main Pass Block 299, in the first quarter of 2006. McMoRan’s share of second quarter 2007 production is expected to average 60-70 MMcfe/d. Second-quarter 2007 production estimates include the impact of downtime for planned maintenance at the Long Point #2 well. McMoRan expects rates to increase as production is established at the recent Laphroaig and Hurricane Deep discoveries. Production rates could also benefit from the successful completion of Blueberry Hill and from potential recompletions or workovers currently being considered at various fields.

McMoRan commenced drilling the Point Chevreuil #2 well on Louisiana State Lease 18350 located in St. Mary Parish, LA on April 12, 2007 to develop the proved reserves discovered in the Point Chevreuil #1 well. The well is currently drilling below 4,500 feet and has a proposed total depth of 14,500 feet. This development well is located approximately one mile west of the original discovery. McMoRan has rights to approximately 4,300 gross acres in this area and holds a 25.0 percent working interest and a 17.5 percent net revenue interest in the Point Chevreuil field.

MAIN PASS ENERGY HUBTM UPDATE
McMoRan is continuing discussions with potential LNG suppliers as well as gas marketers and consumers in the United States to develop commercial arrangements for the facilities. As previously reported, MARAD approved McMoRan’s license application for its MPEH™ project in January 2007.

The project’s location near large and liquid U.S. gas markets and the significant potential of the onsite cavern storage provide attractive commercial opportunities for LNG suppliers, natural gas consumers and marketers. The MPEH™ facility, as approved, will be capable of regasifying LNG at a peak rate of 1.6 billion cubic feet (Bcf) per day, storing 28 Bcf of natural gas in salt caverns and delivering 3.1 Bcf per day, including gas from storage, of natural gas to the U.S. market.

Unique advantages of the MPEH™ project include use of existing offshore structures, onsite natural gas cavern storage capabilities, significant logistical savings associated with the offshore location and premium markets available from its eastern Gulf of Mexico location. These advantages would provide LNG suppliers with a highly attractive netback price and offer U.S. natural gas consumers a reliable source of supply.

Prior to commencing construction of the facility, McMoRan expects to enter into commercial arrangements that would enable McMoRan to finance the construction costs of the project, projected to approximate $800 million, and a potential additional investment of up to $600 million for pipelines and cavern storage based on preliminary engineering estimates.

REVENUES
McMoRan’s first-quarter 2007 oil and gas revenues totaled $51.4 million, compared to $35.4 million during the first quarter of 2006. During the first quarter of 2007, McMoRan’s sales volumes totaled 3.8 Bcf of gas and 417,000 barrels of oil and condensate, including 160,200 barrels from Main Pass Block 299, compared to 2.2 Bcf of gas and 311,200 barrels of oil and condensate, including 199,300 barrels from Main Pass Block 299, in the first quarter of 2006. McMoRan’s first-quarter comparable average realizations for gas were $7.59 per thousand cubic feet (Mcf) in 2007 and $8.12 per Mcf in 2006; for oil and condensate, including Main Pass Block 299, McMoRan received an average of $54.24 per barrel in first-quarter 2007 compared to $57.15 per barrel in first-quarter 2006.

FINANCING TRANSACTIONS
In January 2007, McMoRan completed arrangements for a new $100 million Senior Term Loan for its wholly owned subsidiary McMoRan Oil & Gas LLC (MOXY). The net proceeds of the new five-year term loan were used to repay borrowings under MOXY’s existing revolving credit facility. The remainder will be used for future drilling activities and other corporate purposes.

CASH AND CASH EQUIVALENTS AND CAPITAL EXPENDITURES
On March 31, 2007, McMoRan had unrestricted cash and cash equivalents of $57.7 million. Capital expenditures for the first quarter of 2007 totaled $38.4 million and are expected to total $150 million for the year, including approximately $100 million for exploration expenditures and approximately $50 million for currently identified development costs. Spending may be increased as additional opportunities become available or to fund additional development capital expenditures on successful wells. In addition, McMoRan plans to incur approximately $9 million to advance commercialization of the MPEHTM over the remainder of 2007. McMoRan may pursue additional funding through potential debt or equity financing for its oil and gas and MPEHTM activities.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project, and the estimated capital costs for developing the project. Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly. Important factors that might cause future results to differ from these forward-looking statements include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and the ability to obtain significant project financing for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan’s 2006 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com. A conference call with securities analysts about the first-quarter 2007 results is scheduled for today at 10:00 AM Eastern Time. The conference call will be broadcast on the Internet. Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”. A replay of the call will be available through Friday, May 11, 2007.

# # #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2007	2006
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil & natural gas	$51,375	$35,441
Service	322	4,305
Total revenues	51,697	39,746
Costs and expenses:
Production and delivery costs	17,728	10,759
Depletion, depreciation and amortization	27,035 [a]	5,844
Exploration expenses [b]	9,755 [c]	20,620 [d]
General and administrative expenses [b]	6,397	8,224
Start-up costs for Main Pass Energy Hub™ [b]	2,705	1,846
Insurance recovery	-	(1,169)
Total costs and expenses	63,620	46,124
Operating loss	(11,923)	(6,378)
Interest expense	(5,654)	(1,833)
Other income (expense), net	748	(3,194)[e]
Loss from continuing operations	(16,829)	(11,405)
Income (loss) from discontinued operations	2,331 [f]	(1,677)
Net loss	(14,498)	(13,082)
Preferred dividends and amortization of convertible preferred stock issuance costs	(405)	(403)
Net loss applicable to common stock	$(14,903)	$(13,485)

Basic and diluted net loss per share of common stock:
Continuing operations	$ (0.61)	$ (0.44)
Discontinued operations	0.08	(0.06)
Net loss per share of common stock	$ (0.53)	$ (0.50)

Basic and diluted average shares outstanding	28,358	26,832

a.	Includes a $3.2 million charge to increase the accrual for estimated reclamation costs on two fields.
b.	Total stock-based compensation follows (in thousands):

	Three Months Ended March 31,
	2007	2006
General and administrative expenses	$3,056	$4,651
Exploration expenses	3,214	4,999
Main Pass Energy Hub start-up costs	237	25
Total stock-based compensation cost	$6,507	$9,675
c.	Includes $1.1 million of nonproductive exploratory well drilling and related costs primarily reflecting costs associated with the “Marlin” well at Grand Isle Block 18.
d.
Includes $12.3 million of nonproductive exploratory well drilling and related leasehold costs for wells at South Pass Block 26 ($8.1 million), West Cameron Block 95 ($2.5 million) and South Marsh Island Block 230 ($1.7 million).

e.	Includes a $4.3 million charge related to McMoRan debt conversion transactions completed in first quarter of 2006.
f.	Includes $4.2 million final settlement of property damage claims for Port Sulphur, Louisiana facilities. Proceeds expected to be received from insurers by mid-2007.

I

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Sales volumes:
Gas (thousand cubic feet, or Mcf)	3,849,100	2,159,400
Oil (barrels) [a]	344,400	296,900
Plant products (equivalent barrels) [b]	72,600	14,300
Average realizations:
Gas (per Mcf)	$ 7.59	$ 8.12
Oil (per barrel)	54.24	57.15

a.
Sales volumes from Main Pass 299 totaled approximately 160,200 barrels in the first quarter of 2007 compared with 199,300 barrels in the first quarter of 2006. Main Pass 299 produces sour crude oil, which sells at a discount to other crude oils.

b.	Results include approximately $3.4 million and $0.8 million of revenues associated with plant products (ethane, propane, butane, etc.) during the first quarters of 2007 and 2006, respectively.

II

McMoRan EXPLORATION CO.
CONDENSED BALANCE SHEETS (Unaudited)

	March 31,		December 31,
	2007		2006
	(In Thousands)
ASSETS
Cash and cash equivalents:
Continuing operations	$57,683		$17,830
Discontinued operations, all restricted	447		441
Restricted investments	5,984		5,930
Accounts receivable	44,836		45,636
Inventories	24,066		25,034
Prepaid expenses	7,020		16,190
Current assets from discontinued operations, excluding cash	6,311		6,051
Total current assets	146,347		117,112
Property, plant and equipment, net	288,641	[a]	282,538
Sulphur business assets, net	359		362
Restricted investments and cash	3,288		3,288
Other assets	7,144	[b]	5,377
Total assets	$445,779		$408,677

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$61,806		$85,504
Accrued liabilities	29,212		32,844
Accrued interest and dividends payable	5,425		5,479
Current portion of accrued sulphur reclamation costs	12,506		12,909
Current portion of accrued oil and gas reclamation costs	3,824		2,604
Current liabilities from discontinued operations	2,259		3,678
Total current liabilities	115,032		143,018
6% convertible senior notes	100,870		100,870
5¼% convertible senior notes	115,000		115,000
Senior secured term loan	100,000	[b]	-
Senior secured revolving credit facility	-		28,750
Accrued sulphur reclamation costs	10,620		10,185
Accrued oil and gas reclamation costs	23,729		23,272
Contractual postretirement obligation related to discontinued operations	10,235		9,831
Other long-term liabilities	16,952		17,151
Mandatorily redeemable convertible preferred stock	29,074		29,043
Stockholders' deficit	(75,733)		(68,443)
Total liabilities and stockholders' deficit	$445,779		$408,677

a.
Includes $56.9 million of exploratory drilling and related costs associated with the six in-progress or unevaluated wells at March 31, 2007. Also includes $13.6 million net investment in the Cane Ridge well at Louisiana State Lease 18055 where remedial operations attempting to restore production are expected to be completed in the near-term.

b.
Agreements for the $100 million senior secured term loan were completed in January 2007. Proceeds at closing, net of related fees and discounts totaled approximately $98.0 million. Related fees and discounts are recorded as deferred financing costs located within caption titled “Other assets.”

III

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2007	2006
	(In Thousands)
Cash flow from operating activities:
Net loss	$(14,498)	$(13,082)
Adjustments to reconcile net income loss to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations	(2,331)	1,677
Depreciation, depletion and amortization	27,035	5,844
Exploration drilling and related expenditures	1,124	12,342
Compensation expense associated with stock-based awards	6,507	9,675
Amortization of deferred financing costs	604	481
Loss on conversions of convertible senior notes	-	4,301
Reclamation expenditures	(721)	-
Other	(524)	470
(Increase) decrease in working capital:
Accounts receivable	(7,613)	506
Accounts payable and accrued liabilities	(8,810)	(17,237)
Prepaid expenses and inventories	10,140	(10,892)
Net cash provided by (used in) continuing operations	10,913	(5,915)
Net cash used in discontinued operations	(2,429)	(3,490)
Net cash provided by (used in) operating activities	8,484	(9,405)

Cash flow from investing activities:
Exploration, development and other capital expenditures	(38,380)	(68,847)
Proceeds from restricted investments	-	7,400
Decrease (increase) in restricted investments	(53)	69
Net cash used in continuing operations	(38,433)	(61,378)
Net cash used in discontinued operations		-
Net cash used in investing activities	(38,433)	(61,378)

Cash flow from financing activities:
Proceeds from senior secured term loan	100,000	-
Payments under senior secured revolving credit facility, net	(28,750)	-
Financing costs	(2,177)	-
Payments for induced conversion of convertible senior notes	-	(4,301)
Dividends paid on convertible preferred stock	(374)	(747)
Proceeds from exercise of stock options and other	1,109	39
Net cash provided by (used in) continuing operations	69,808	(5,009)
Net cash from discontinued operations	-	-
Net cash provided by (used in) financing activities	69,808	(5,009)
Net increase (decrease) in cash and cash equivalents	39,859	(75,792)
Cash and cash equivalents at beginning of year	18,271	132,184
Cash and cash equivalents at end of period	58,130	56,392
Less restricted cash from continuing operations	-	(1)
Less restricted cash from discontinued operations	(447)	(548)
Unrestricted cash and cash equivalents at end of period	$57,683	$55,843

IV